As filed with the Securities and Exchange Commission on November 2, 2006.

Registration No. 333-119885

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON FORM F-3
TO FORM F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Top Image Systems Ltd.
(Exact name of Registrant as specified in its charter)

Israel
(Jurisdiction of incorporation or organization)

2 Habarzel Street, Ramat Hahayal, Tel Aviv 69710, Israel
Tel: 011-972-3-767-9100
(Address and telephone number of principal executive offices)

TIS America, Inc.
591 North Avenue, 3
Lakeside Office Park
Wakefield, MA 01880
Tel: (866) 254-5105
(Name, address and telephone number of agent for service)

Copy of communications to:

Joel L. Rubinstein, Esq.
McDermott Will & Emery LLP
340 Madison Avenue
New York, New York 10017
Tel: (212) 547-5336
Fax: (212) 547-5444

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registration fee was paid with the initial filing of the registration statement on October 22, 2004.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES THAT MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE THAT THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE
(Not Part of the Prospectus)

This Post-Effective Amendment No. 1 on Form F-3 is being filed to convert the Registration Statement on Form F-1 (No. 333-119885), as supplemented, into a Registration Statement on Form F-3.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES WHICH ARE INCLUDED IN THIS PRELIMINARY PROSPECTUS MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SOLICIT AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED NOVEMBER 2, 2006

PRELIMINARY PROSPECTUS

Top Image Systems Ltd.

6,125,713 Ordinary Shares

        This prospectus relates to the offering by the selling shareholders identified in this prospectus of up to a maximum of 6,125,713 ordinary shares of Top Image Systems Ltd.

        Our ordinary shares are quoted on the NASDAQ Capital Market under the symbol “TISA.” The last reported sale price of our ordinary shares on the NASDAQ Capital Market on October 31, 2006 was $3.51 per share.

INVESTING IN THESE SECURITIES INVOLVES SUBSTANTIAL RISKS.
SEE “RISK FACTORS” BEGINNING ON PAGE 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November       , 2006.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC.

        Unless the context otherwise requires, all references in this prospectus to “TiS,” “we,” “our,” “our company,” “us” and the “Company” refer to Top Image Systems Ltd. and its consolidated subsidiaries.

        All references in this prospectus to “dollars” or “$” are to United States dollars.

        All references in this prospectus to “shekels” or “NIS” are to New Israeli Shekels.

THE COMPANY

        We develop and market automated data capture solutions for managing and validating content gathered from customers, trading partners and employees. Whether originating from electronic, paper, mobile or other sources, our solutions deliver digital content to the applications that drive an enterprise by using advanced technologies including wireless communications, servers, form processing and information recognition systems. Our software improves business processes by integrating different types of data from multiple sources. Our products integrate information regardless of the source and format of the data, whether structured, as in the case of application forms or surveys, or semi-structured, such as invoices, purchase orders, checks, freight and shipping bills and others. Our solutions seamlessly deliver the extracted data to applications such as document and content management, enterprise resource planning, or customer relationship management. Our solutions minimize the need for manual data entry by automatically reading, identifying, interpreting and processing information, thereby increasing data capture accuracy and the rate of information processing. The platform solution we offer replaces traditional means of extracting information from paper-based documents and integrates multiple information sources into a single enterprise-level solution that increases speed and efficiency.

        Our legal and commercial name is Top Image Systems Ltd. We were incorporated in Israel on March 26, 1991 as a company with a limited share capital subject to Israeli law. Our registered and principal executive offices are located in Israel at 2 Habarzel Street, Ramat Hahayal, Tel Aviv 69710, and our telephone number is +011-972-3-767-9100. Our Web site is located at http://www.topimagesystems.com (the information contained in our Web site is not a part of this prospectus or the registration statement of which this prospectus is a part and no portion of such information is incorporated herein).

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision regarding our ordinary shares. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment.

The market for data capture systems and automatic form processing systems is highly competitive.

        The market for data capture systems in general, and for automatic form processing systems in particular, is characterized by intense competition, significant price erosion over the life of the product, and rapidly changing business conditions, customer requirements, and technology. Our products compete with those developed and marketed by numerous well-established companies including Captiva Software, Mitek, Banctec, Dicom Group, Microsystems Technology, Datacap, SER, and ReadSoft, as well as with manual data entry systems. Many of our competitors have longer operating histories and greater financial resources than we do. Furthermore, certain of these competitors are industry leaders with the financial resources necessary to enable them to withstand substantial price competition or downturns in the market for computer software. The fact that our resources are more limited places us at a significant disadvantage. This risk is particularly acute during difficult economic times. A slowdown in our customers’ industry or a decline in economic conditions could adversely impact the sale of our products and our prospects of achieving or maintaining profitability.

        A slowdown in the industries into which we sell our products would likely result in significantly reduced product demand, erosion of selling prices and overcapacity. Such a downturn could materially reduce demand for the products and technology that we offer. In addition, our ability to reduce expenses in response to any downturn or slowdown in such industries may be limited because of:

—	our continuing need to invest in research and development;

—	our capital equipment requirements; and

—	marketing requirements.

Our success depends on our strategic marketing relationships and the marketing and distribution efforts of our distributors and other strategic partners.

        Our business and prospects depend upon our ability to maintain our existing, and to develop additional, strategic marketing relationships and upon the marketing and distribution efforts of our distributors and other strategic partners. The loss or diminishment of our relationship with any one of our significant strategic partners could have a material and adverse effect on our existing operations and growth prospects. We intend to recruit additional distributors with established distribution channels and reputations for marketing and installing document imaging, data capture and workflow systems to market our products. We cannot assure you that we will be able to develop such relationships.

Our industry is marked by rapid technological changes and frequent new or updated product introductions, and if we do not respond to such rapid technological changes, new product introductions and enhancements and evolving industry standards, our products and services could become obsolete.

        Our ability to compete will depend upon our ability to offer products at competitive prices in a timely and cost-effective manner. Our product decisions must anticipate the changing demand for products. If we are unable to develop, modify and enhance our existing technology to respond to such changing demands, standards and customer demands, our business could be adversely affected. In addition, the development of new technologies, new product introductions or enhancements by our competitors could adversely affect our sales.

We have had a history of losses and may incur future losses.

        Since our inception in March 1991, we have incurred net losses in every year other than in 1995, 1997 and 1998, and our losses may continue. For the year ended December 31, 2005, we had a net loss of $461,000, and accumulated deficit of $15,440,000. For the six month period ended June 30, 2006, we had net earnings of $467,000 and accumulated deficit of $14,973,000. We plan to maintain the level of our aggregate product development expenses and may significantly increase our sales and marketing and administrative expenses in the near future. Accordingly, to maintain our current level of financial performance, we will need to increase or maintain our revenues. We cannot assure you that our revenues will grow or that we will achieve positive profitability in the future. Failure to increase revenues could result in a material adverse effect on our business, prospects and financial results.

We have a history of quarterly fluctuations in our results of operations and expect these fluctuations to continue. This may cause our stock price to decline.

        We have experienced and expect to experience in the future significant fluctuations in our quarterly results of operations.

        Our lengthy sales cycle increases our exposure to customer cancellations or delays in orders, which may result in volatile quarterly revenues. Given the high average selling price of, and the cost and time required to implement, our solutions, a customer’s decision to license our products typically involves a significant commitment of resources and is influenced by the customer’s budget cycles and internal approval procedures for information technology purchases. In addition, selling our solutions requires us to educate potential customers about our solutions’ uses and benefits. As a result, our solutions have a long sales cycle, which can take 9 to 12 months or more. Consequently, we have difficulty predicting the quarter in which sales to expected customers may occur. The sale of our solutions is also subject to delays from the lengthy budgeting, approval and competitive evaluation processes of our customers, which typically accompany significant capital expenditures.

        Other factors that may contribute to fluctuations in our quarterly results of operations include:

—	the size, timing and shipment of orders;

—	customer deferral of orders in anticipation of new products, product upgrades or price enhancements;

—	the high level of competition that we encounter; and

—	the timing of our product introductions, upgrades or enhancements or those of our competitors or of providers of complementary products.

        Fluctuations in our quarterly results could discourage investors and cause the market price of our ordinary shares to decline.

We derive significant revenue from distributors or resellers of our products and default in payment by them could adversely affect us.

        A default in payment by one or more of our significant distributors or resellers could adversely affect our business, results of operations, and financial condition. Although we believe that we have made adequate reserves against our receivables, we cannot assure you that uncollected receivables will not exceed those reserves. If they do exceed our reserves in a significant manner, we could suffer a material adverse effect on our business, prospects, and financial results.

Large customers constitute a significant portion of our orders and we may have difficulty in expanding our customer base in the future.

        Several large customers account for a significant part of our sales. For example, a sale to CACI accounted for 10% of our the sales during the six month period ended June 30, 2006, a sale to CSC Australia Pty. Ltd. accounted for 10% of our sales in 2005, and sales to Swiss post-Finance accounted for 10% and 17% of our sales in 2004 and 2003, respectively. If we are unable in the future to complete sales to large customers, our business, prospects and financial results could be adversely affected.

Our success depends on our key personnel.

        Our success depends upon the contributions of our executive officers and other key personnel. All of our key management and technical personnel have expertise which is in high demand among our competitors, and the loss of any of these individuals could cause our business to suffer. We do not as a general matter maintain key man life insurance policies on our officers, directors and key employees.

        Our solutions require a sophisticated sales effort targeted at senior management of our prospective customers. New employees in our sales department require extensive training and typically take several months to achieve full productivity. There is no assurance that new sales representatives will ultimately become productive. If we were to lose qualified and productive sales personnel, our revenues could be adversely impacted.

Our success depends on our proprietary software technology.

        Our success depends upon our proprietary software technology. Although we believe that our technology has been developed independently and does not infringe on the proprietary rights of others, we cannot assure you that the technology does not and will not infringe or that third parties will not assert infringement claims against us in the future. In the case of infringement, we would, under certain circumstances, be required to modify our products or obtain a license. We cannot assure you that we would be able to do either in a timely manner under acceptable terms and conditions or at all, or that we will have the financial or other resources necessary to defend successfully a patent infringement or other proprietary rights infringement action. Further, even if we were not infringing, intellectual property litigation is expensive and time consuming for management. Failure to do any of the foregoing could have a material adverse effect on us. Furthermore, if our products or technologies are deemed to infringe upon the rights of others, or if infringement claims are asserted against third parties whom we are obligated to indemnify, we could become liable for damages, which could have a material adverse effect on us.

        Readsoft, one of our competitors, filed a patent application entitled “Method and arrangement for Automatic Data Acquisition of Forms.” The patent was granted on August 18, 2003 (EP 0976092). We believe that there are legal grounds for the patent to be revoked or substantially limited and are vigorously pursuing such ends. In May 2004, we filed a Notice of Opposition with the European Patent Office requesting that the patent be revoked in its entirety. In April 2006, we received our first official communication from the European Patent office. The preliminary statement indicated that there could be basis for the patent to be revoked or be severely limited in scope. However, there is no assurance that our efforts will be successful. Although we do not believe that any of our products would infringe upon this patent, there is some risk that if the patent remains intact, Readsoft may at some point in the future allege that we infringe on the patent, requiring us to dedicate time and resources to defend our intellectual property rights, which could impact our financial results. If Readsoft were to prevail in such a claim, there could be a material adverse effect on our business, prospects and financial condition. We license components of our software systems and technology from third parties in reliance on such parties’ representations as to ownership of the licensed intellectual property. If our licensors are found not to own or have rights to sublicense such rights to us and we are unable to replace the licensed technology with a comparable substitute, there could be a material adverse effect on our business prospects and financial results. Even if we were to replace licensed technology with available alternatives, it could take time to identify the best replacement and integrate it into our software. The delay and uncertainly could negatively impact our financial results.

        Yehezkel Yeshurun, our former Chief Scientist, and currently a member of our board of directors, was, at the time of his employment with us, a Professor of the Tel Aviv University Computer Science Department where he conducted research in the areas of computer vision, neural computation and robotics. While the University consented to Prof. Yeshurun’s employment by us and has not asserted any claim that intellectual property developed by Prof. Yeshurun on our behalf belongs to the University, the University has not acknowledged our rights to any intellectual property developed by Prof. Yeshurun. We cannot assure you that the University will not assert a claim for such intellectual property rights in the future or that the University does not have any rights to such intellectual property.

Our inability to protect our intellectual property could adversely affect our competitive position and, consequently, our business and operations.

        Our success depends on our ability to protect our intellectual property. We rely upon trade secret protection, employee and third-party nondisclosure agreements and other intellectual property protection methods to protect our confidential and proprietary information. Despite these efforts, we cannot be certain that others will not otherwise gain access to our trade secrets or copy and use information that we regard as proprietary without our authorization. We have not obtained any patents and we cannot assure you that we will obtain any patents. In addition, we cannot assure you that:

—	any patents which we may obtain will be broad enough to protect our technology, will provide us with competitive advantages or will escape challenge or invalidation by third parties; or

—	others will not independently develop similar products, duplicate our products or, if patents are issued to us, design around these patents.

        Further, the laws of foreign jurisdictions where we sell and seek to sell our products may afford little or no protection of our intellectual property rights. We cannot assure you that the protection provided to our intellectual property rights by the laws and courts of foreign nations will be substantially similar to the remedies available under U.S. law.

If we are unable to build awareness of our brands, we may not be able to compete effectively against competitors with greater name recognition and our sales could be adversely affected.

        If we are unable to economically achieve and maintain a leading position in data recognition software or to promote and maintain our brands, our business, results of operations and financial condition could suffer. Development and awareness of our brands will depend largely on our success in increasing our customer base. In order to attract and retain customers and to promote and maintain our brands in response to competitive pressures, we may be required to increase our marketing and advertising budget or increase our other sales expenses. There can be no assurance that our efforts will be sufficient or that we will be successful in attracting and retaining customers or promoting our brands. Failure in this regard could harm our business and results of operations.

Our products may contain defects, damaging our reputation, causing a loss of customers, and requiring us to allocate significant time and financial resources to correct, and which may result in damage to our reputation and liability claims.

        Our products may contain undetected errors or defects, particularly when first introduced or when new versions or enhancements are released. In the past, we have discovered minor software bugs in certain products after they were released to the market. Such errors or defects could require us to divert financial and other resources to correct the problems.

        In addition, our products are combined with complex products developed by other vendors. As a result, should problems occur, it may be difficult to identify the source or sources of the problems. Defects and errors, or end-user perception of defects and errors, found in current versions, new versions or enhancements of these products after commencement of commercial shipments may result in:

—	damage to brand reputation;

—	loss of customers;

—	delay in market acceptance of current and future products;

—	diversion of development and engineering resources; and

—	warranty or product liability claims.

        Defects, errors or successful product liability claim against us could have a material adverse effect on our business, prospects and financial results. For addition information on our warranty policy, see the subsection below entitled “Warranty and service.”

We engage in international sales, which expose us to a number of foreign political and economic risks.

        We engage in international sales which are subject to a number of risks that could seriously impede our financial condition and growth. As a result of our product sales in various geographic regions, we are subject to the risks associated with international sales, including license requirements, economic and political instability, shipping delays, customs duties, export quotas and other trade restrictions, any of which could have a significant impact on our ability to deliver products on a competitive and timely basis and exacerbate the risks inherent in our business.

Our capital requirements have historically been significant and we may not in the future be able to meet our requirements with our working capital.

        Historically, our capital requirements have been significant. We may in the future require additional financing to fund our operations and capital requirements beyond our current resources and that provided from our operations. In such event, we cannot assure you that additional financing will be available to us when needed, on commercially reasonable terms, or at all. We have no expectation that our existing shareholders will provide any portion of our future financing requirements. Any inability to obtain additional financing when needed would have a material adverse effect on us, requiring us to curtail our expansion efforts. In addition, to the extent that we incur substantial indebtedness, we will be subject to risks associated with incurring substantial indebtedness, including the risk that interest rates may fluctuate, and cash may be insufficient to repay interest and principal on any such indebtedness. Any additional equity financing may involve substantial dilution of the interests of our then-existing shareholders.

Political, economic and military conditions in Israel may adversely affect our ability to develop, manufacture and market our products.

        Because our principal offices are located in Israel, political, economic and military conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. There has been a marked increase in such hostility and a significant deterioration of Israel’s relationship with the Palestinian community since October 2000. A further deterioration of Israel’s relationship with the Palestinian Authority has resulted from the election in January 2006 of a new Palestinian government under the leadership of the Hamas party and a subsequent increase in violence. Continuing or escalating hostilities in the region or curtailment of trade between Israel and its present trading partners may have an adverse affect on our business conditions, including our ability to develop, manufacture and market our products.

Our operations may be disrupted by the obligation of key personnel to perform military service.

        Some of our executive officers and employees in Israel are obligated to perform up to 36 days of military reserve duty annually. Moreover, in light of escalating hostilities and threats of armed conflict in the Middle East since January 2006, our executive officers and employees may be called for active military duty for an unlimited period of time. Increased military activity could also result in a reduction of prospective qualified employees available to work for us to increase our business or replace employees on active military duty. Our operations could be disrupted by the absence for a significant period of our executive officers or key employees as a result of military service. Any disruption in our operations could adversely affect our ability to develop and market products.

We may be adversely impacted by fluctuations in currency exchange rates.

        We maintain operations and generate revenues in a number of countries. The results of operations and the financial position of our local operations are generally reported in the relevant local currencies and then translated into U.S. dollars at the applicable exchange rates for including in our consolidated financial statements, exposing us to currency translation risk. In addition, we are exposed to currency transaction risk because some of our expenses are incurred in a different currency from the currency in which our revenue are received. Our most significant currency exposures are to the Euro, New Israeli Shekel, UK Pound and Japanese Yen. In periods when the U.S. dollar strengthens against these other currencies, our reported results of operations may be adversely affected. Although from time to time we purchase forward exchange contracts to reduce currency transaction risk, these purchases will not eliminate translation risk or all currency risk.

We may not be able to expand our personnel or marketing efforts quickly enough to support our growth.

        Because of our small size and our business strategy to increase our sales, we anticipate an increased demand on all of our resources. If we do not accurately estimate our need for personnel or marketing and customer support, we may not be able to support our future growth. For example, if we are successful in our efforts to obtain significant orders for our products, we may be required to install and service, on a timely basis, large numbers of installations at our customers’ locations. We cannot assure you that we will be able to provide such services on adequate terms and conditions or at all. Furthermore, in order to remain competitive and keep our products up to date, we need to continue to attract and retain a qualified team of employees. If we fail to obtain the human resources our business requires, there could be a material adverse effect on our business, prospects, and financial results.

Our expansion through acquisitions, including our purchase of a Japanese business in 2005, could lead to increased expenditures and integration costs, and could strain management, financial, and operational resources.

        We may pursue the acquisition of related businesses or complementary businesses, including individual products or technologies, in an effort to expand capacity, enter new markets and diversify our sources of revenue. In 2004, we acquired the business of the EDMS division of Toyo Ink in Japan. We may not be able to successfully integrate the EDMS business into our existing business or to manage growth through acquisitions. Acquisitions and expansions may require significant additional expenditures, including integration and absorption costs, before we are able to obtain any benefits of integration resulting from them. These expenditures may strain management, financial and operational resources. Further acquisition may also result in potentially dilutive issuance of equity securities, the incurring of additional debt, the assumption of known and unknown liabilities, the amortization of expenses related to intangible assets and the impairment of goodwill, all of which could harm our business, financial condition and operating results. Acquisitions in foreign countries may pose additional problems, and we could experience inefficiencies in conducting our business as we integrate new operations and manage geographically dispersed operations.

        Additionally, we may not success in retaining or hiring qualified management, sales, customer support and technical personnel to integrate acquired operations, manage future growth effectively, and accomplish our overall objectives. Competition for qualified personnel is intense. If we expand too fast, or fail to integrate our new Japanese business or other new businesses, or lose keep personnel from our new Japanese business or other businesses, there could be a material adverse effect on our business, prospect and financial conditions.

Government grants we received for research and development expenditures may be reduced or eliminated in the future due to Israeli government budget cuts. Furthermore, our receipt of such grants limits our ability to develop products and transfer technologies outside of Israel, and require us to satisfy specified conditions.

        In the past, we have received grants from the government of Israel through the Office of the Chief Scientist of the Ministry of Industry and Trade, or the OCS, for the financing of a portion of our research and development expenditures in Israel. The Israeli government has reduced the benefits available under this program in recent years and may decide not to continue the program in the future at its current level or to terminate it altogether. The terms of the OCS grants limit our ability to develop products and transfer technologies outside of Israel without the prior approval of the OCS, if such products or technologies were developed using OCS grants. Such approval, if granted, will generally be subject to additional financial obligations. In addition, if we fail to comply with any of the conditions imposed by the OCS, including the payment of royalties with respect to grants received, we may be required to refund any payments previously received from the OCS, together with interest and penalties. See also under “Governmental Regulation”

If we fail to satisfy the condition specified by our “Approved Enterprise” program, we may be denied benefits to which we are currently entitled to in the future.

        The Investment Center of the Israeli Ministry of Industry and Trade has granted us “Approved Enterprise” status to certain development programs. The benefits available to an Approved Enterprise program are dependent upon the continuing fulfillment of ongoing conditions stipulated under applicable law and in the certificate of approval. If we fail to comply with these conditions, in whole or in part, benefits from tax exemptions or reduced tax rates would likely be denied to our shareholders or us in the future.

        On April 1, 2005, an amendment to the Investment Law came into effect (the “Amendment”) that significantly changes the provisions of the Investment Law. The Amendment limits the scope of enterprises which may be approved by the Investment Center by setting criteria for the approval of a facility as an Approved Enterprise, such as provisions generally requiring that at least 25% of the Approved Enterprise’s income will be derived from export. Additionally, the Amendment enacted major changes in the manner in which tax benefits are awarded under the Investment Law so that companies no longer require Investment Center approval in order to qualify for tax benefits.

        However, the Investment Law provides that terms and benefits included in any certificate of approval already granted will remain subject to the provisions of the law as they were on the date of such approval. Therefore, our existing Approved Enterprise status will generally not be subject to the provisions of the Amendment. As a result of the Amendment, tax-exempt income generated under the provisions of the new law subject us to taxes upon distribution or liquidation and we may be required to record deferred tax liability with respect tot such tax-exempt income. As of June 30, 2006, we did not generate income subject to the provisions of the new law and we do not foresee any for the year ended December 31, 2006.

The resale of the ordinary shares and related warrants to purchase ordinary shares we issued in 2004 and registered, as well as the resale of certain other ordinary shares we recently registered, could negatively impact the market price of our ordinary shares.

        On September 24, 2004, we sold 2,524,351 of our ordinary shares at a purchase price of $3.16 per share to investors for gross proceeds to us of approximately $8 million. The investors also received warrants to purchase up to an additional 1,262,188 ordinary shares, with an exercise price of $4.26 per share. The warrants expire on September 23, 2007. In connection with the private placement, we filed the registration statement of which this prospectus is a part under the Securities Act of 1933 (the “Securities Act”) covering the shares purchased in the private placement (including the shares underlying the warrants). In accordance with prior agreements, the registration statement also covers the ordinary shares held by Charter TiS L.L.C. (“Charter”), an affiliate of Charterhouse Group International Inc., Izhak Nakar, and their affiliates. The registration statement became effective on March 1, 2005. We are required to maintain an effective registration statement covering the resale of our ordinary shares sold to the selling shareholders who purchased our ordinary shares in the September 24, 2004 private placement transaction, and the shares issuable upon exercise of the warrants issued to the investors, until the earlier of the date that all shares issued and issuable to the investors and holders of the warrants have been sold and March 1, 2010. While the registration statement is effective, or pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if applicable, the investors, Charter and Mr. Nakar may sell their shares into the general trading market. Most of the shares issued in the private placement have already been sold. An influx of additional shares could exert downward pressure on the market price of our ordinary shares. Accordingly, there could be material adverse effect on the market price of ordinary shares.

Our ordinary shares are traded on limited markets and have been subject to frequent significant price fluctuations. If we fail to maintain minimum bid requirements, we could be delisted.

        Our ordinary shares are quoted on the NASDAQ Capital Market, and have been subject to frequent significant price fluctuations, due in part to speculative activity. We must continue to meet certain maintenance requirements, including minimum bid requirements, in order for such securities to continue to be listed on the NASDAQ Capital Market. If our securities are delisted from the NASDAQ Capital Market, investors’ liquidity in our securities could be reduced. Delisting or suspension of trading of our ordinary shares on the NASDAQ Capital Market could also trigger an obligation for use to pay liquidated damages to the investors in the private placement described in the preceding risk factors.

        In addition, if our securities were to be delisted from the NASDAQ Capital Market, our ordinary shares could be considered a “penny stock” under federal securities law. Additional regulatory requirements apply to trading by broker-dealers of penny stocks that could result in the loss of an effective trading market for our securities.

We do not intend to pay dividends.

        We have never declared or paid any cash dividends on our ordinary shares. We currently intend to retain any future earnings to finance operations and to expand our business and, therefore, do not expect to pay any cash dividends in the foreseeable future.

The application and/or amendment of Israeli laws or laws of other countries may adversely affect our ability to enforce judgments or other rights.

        Because our principal offices are located in Israel, we are subject to Israeli law. Many of our contracts with third parties are subject to the laws of other jurisdictions. We cannot assure you that any judgments granted in the United States or any jurisdiction other than Israel would be capable of enforcement or execution in Israel. Nor can we assure you that any of our contracts pursuant to the laws of any foreign country are enforceable by us. The inability to enforce or execute judgments or other rights and/or the possibility of the laws of various jurisdictions being amended from time to time may have a material adverse effect on our business, prospects, and financial condition.

FORWARD-LOOKING STATEMENTS

        Certain information contained or incorporated by reference herein that does not relate to historical facts may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “plan” or similar expressions identify some, but not all of these “forward-looking statements.” Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those presently anticipated or projected. We wish to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. Among the factors that could cause our actual results in the future to differ materially from any opinions or statements expressed with respect to future periods are competitive industry conditions and various other factors set forth under the heading “Risk Factors” and elsewhere in this prospectus and in the documents incorporated by reference herein. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

OFFER STATISTICS AND EXPECTED TIMETABLE

        The selling shareholders identified in this prospectus may sell from time to time up to a maximum of 6,125,713 ordinary shares. See “The Offer and Listing” below. The offering shall remain open until the earlier of September 24, 2009 (unless extended pursuant to our agreements with the investors in our September 24, 2004 private placement), and the date on which all the shares registered for resale pursuant to the registration statement of which this prospectus is a part are sold. We will announce the extension or early closure of the offering through a press release or other means reasonably sufficient to notify prospective purchasers.

CAPITALIZATION AND INDEBTEDNESS

        The following table sets forth unaudited consolidated short-term debt and capitalization, under generally accepted accounting principles in the United States, as at June 30, 2006. Both short and long-term debt has been included in the calculation of our capitalization. The information in this table should be read in conjunction with and is qualified by reference to the consolidated financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

June 30, 2006 In US $ (unaudited)

Short-term debt:
Short-term debt - unsecured	3,334,000
Short-term debt - secured	1,988,000

Total short-term debt	5,322,000
Long-term debt (excluding amounts due within one year):
Long-term debt - unsecured	0
Long-term debt - secured	919,000

Total long-term debt	919,000
Shareholders' Equity:
Ordinary share capital	97,000
Share premium account	29,686,000
Profit and loss account	(14,973,000)

Total shareholders' equity	14,810,000

Total capitalization	21,051,000

REASONS FOR THE OFFER AND USE OF PROCEEDS

        This prospectus has been prepared, and the registration statement of which this prospectus is a part has been filed with the SEC, to satisfy our contractual obligations to the selling shareholders.

        We will not receive any proceeds from the resale of our ordinary shares by the selling shareholders under this prospectus or from the sale of our ordinary shares issuable upon exercise of the warrants issued to the selling shareholders. However, we could receive $5,376,920 before expenses if the warrants are exercised in full. We intend to utilize the proceeds of the exercise of the foregoing warrants, if any, for working capital and other general corporate purposes.

THE OFFER AND LISTING

Stock price history

        The annual high and low market prices for the ordinary shares for the five most recent full financial years are set forth below:

		NASDAQ
Year Ending		Capital Market

December 31, 2005	Hi	4.11
	Lo	2.13

December 31, 2004	Hi	5.00
	Lo	2.13

December 31, 2003	Hi	3.140
	Lo	0.420

December 31, 2002	Hi	3.92
	Lo	0.42

December 31, 2001	Hi	4.90
	Lo	2.05

        The high and low market prices for the ordinary shares for each full financial quarter over the two most recent full financial years and any subsequent period are set forth below:

		NASDAQ
Quarter Ending		Capital Market

September 30, 2006	Hi	3.50
	Lo	2.90

June 30, 2006	Hi	3.99
	Lo	3.25

March 31, 2006	Hi	3.85
	Lo	2.83

December 31, 2005	Hi	3.29
	Lo	2.31

September 30, 2005	Hi	3.59
	Lo	2.47

June 30, 2005	Hi	3.74
	Lo	2.67

March 31, 2005	Hi	4.11
	Lo	2.89

December 31, 2004	Hi	3.35
	Lo	2.72

September 30, 2004	Hi	3.23
	Lo	2.54

June 30, 2004	Hi	3.88
	Lo	3.14

March 31, 2004	Hi	4.44
	Lo	2.36

        For the most recent six months, the high and low market prices of the ordinary shares for each month are set forth below:

		NASDAQ
Month Ending		Capital Market

September 30, 2006	Hi	3.50
	Lo	3.08

August 31, 2006	Hi	3.45
	Lo	3.18

July 31, 2006	Hi	3.40
	Lo	2.90

June 30, 2006	Hi	3.47
	Lo	3.25

May 31, 2006	Hi	3.84
	Lo	3.33

April 30, 2006	Hi	3.99
	Lo	3.33

Plan of Distribution

        The selling shareholders may, from time to time, sell any or all of their ordinary shares on any stock exchange, market or trading facility of which the shares are traded or in private transactions. These sales may be at market or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

—	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

—	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

—	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

—	an exchange distribution in accordance with the rules of the applicable exchange;

—	privately negotiated transactions;

—	short sales permitted under the Securities Act;

—	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

—	a combination of any such methods of sale; and

—	any other method permitted pursuant to applicable law.

        The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities to the extent permitted under the Securities Act, and may sell or deliver shares in connection with these trades.

        Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders have advised us that they do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of ordinary shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        The selling shareholders may from time to time pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time under this prospectus as selling shareholders and, if require, we will file a supplement to this prospectus under Rule 424(b) or other applicable provision of the Securities Act to include the pledgee or grantee as selling shareholders under this prospectus.

        The selling shareholders also may transfer the ordinary shares in other circumstances not involving a sale, in which case the transferees, donees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the ordinary shares from time to time under this prospectus as selling shareholders, and, if required, we will file a supplement to this prospectus under Rule 424(b) or other applicable provision of the Securities Act to include, transferee, donee, or other successors in interest as selling shareholders under this prospectus.

        The selling shareholders and any broker-dealers or agents that are involved in selling the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the ordinary shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the ordinary shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their ordinary shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of ordinary shares by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of ordinary shares, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the ordinary shares, they will be subject to the prospectus delivery requirements of the Securities Act.

        We have informed the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our ordinary shares and activities of the selling shareholders.

Markets

        Effective November 1996, our ordinary shares were quoted on the Nasdaq Capital Market, under the symbol “TISAF” and listed on the Boston Stock Exchange, under the symbol “TPM.” Effective April 29, 1999, the symbol for the ordinary shares was changed to “TISA” on the Nasdaq Capital Market. The ordinary shares are not publicly traded outside the United States.

        In March of 2005, our board of directors determined that we derived no material benefit from continued listing on the Boston Stock Exchange, as there had been no trading activity in our ordinary shares on that exchange since November 1999, and authorized and directed management to commence voluntary delisting procedures. The Securities and Exchange Commission subsequently approved our application to delist, and our voluntary delisting became effective in March 2005.

Selling Shareholders

        This prospectus covers:

—	2,524,351 ordinary shares we issued to certain of the selling shareholders in a private placement transaction on September 24, 2004;

—	1,262,188 ordinary shares issuable upon the exercise of warrants we issued to such selling shareholders on September 24, 2004;

—	2,000,000 shares issued to Charter TiS L.L.C. on May 8, 2000; and

—	339,174 shares issued to Izhak Nakar and an entity controlled by him as founding shares.

        Under the terms of the September 24, 2004 private placement transaction, we agreed that we would file a registration statement covering the resale of the ordinary shares issued thereby to the selling shareholders and the resale by the selling shareholders of our ordinary shares issuable upon exercise of the warrants. On May 8, 2000 we entered into a registration rights agreement in connection with our sale of ordinary shares to Charter TiS L.L.C. pursuant to which we agreed to register the shares purchased by Charter and held by Mr. Nakar.

        The following table sets forth information about the beneficial ownership of each selling stockholder as to:

—	the number of ordinary shares that are beneficially held by the selling stockholder; and

—	the maximum number of shares that may be offered by each selling stockholder in the prospectus.

        We cannot estimate the number of ordinary shares that will be beneficially owned by the selling shareholders after completion of this offering because the selling shareholders may sell all, some or none of the ordinary shares beneficially owned by them prior to this offering and may subsequently acquire beneficial ownership of other shares. Our registration of these securities does not necessarily mean that the selling shareholders will sell any or all of the securities.

        The information provided in the table below and the footnotes thereto with respect to each selling stockholder has been provided by that selling shareholder. For the selling shareholders that are entities, we have identified in the footnotes to the table the individuals who have or share voting and/or investment control over such selling shareholders. The number of shares held by certain selling shareholders includes shares issuable upon exercise of certain warrants held by the selling shareholders. We believe that the selling shareholders have sole voting and investment powers over their ordinary shares except as indicated below.

        Except where otherwise noted in the footnotes, the number of shares beneficially owned prior to the offering listed in the table and the information in the footnotes reflect information accurate as of the date of the original registration statement of which this prospectus is a part. However, the percentage of ordinary shares beneficially owned by each selling stockholder prior to the offering listed in the table was calculated for each shareholder based on 11,222,000 shares outstanding as of October 24, 2006.

NAME OF SELLING SHAREHOLDER *	SHARES BENEFICIALLY OWNED PRIOR TO THE OFFERING **	PERCENTAGE OF OUTSTANDING ORDINARY SHARES**	NUMBER OF SHARES OFFERED HEREBY **
Amiram Levinberg 5 Noach Moses, Ramat Gan, Israel	23,725 (1)	0.21%	23,725 (1)
Joshua Levinberg 28 Jonathan St., Zahala, Tel Aviv, Israel	35,591 (2)	0.32%	35,591(2)
Ram Ben Shalom/Chani Rona 43 Merkaz Ba'alei Melacha, Tel Aviv, Israel	47,449 (3)	0.42%	47,449 (3)
Clear Mountain Holdings Inc C/O 55-1450 Paitilla, Banco General Building, 21st Floor, Aquilino de la Guardia St., Panama, Republic of Panama	47,461 (4)	0.42%	47,461 (4)
Jacob Rogovin 5 Smilanski st., Tel Aviv 62154, Israel	23,725 (5)	0.21%	23,725 (5)
Israel Brokerage & Investments 9 Ahad Ha'am, Shalom Tower, 26 floor, P.O.Box 29161, Tel Aviv 61291, Israel	15,000 (6)	0.13%	15,000 (6)
Gachelet Ltd. 9 Ahad Ha'am, Shalom Tower, 26 floor, P.O.Box 29161, Tel Aviv 61291, Israel	22,500 (7)	0.20%	22,500 (7)
D. Tomay Ltd. Suslik 3, Tel Aviv, Israel	30,000 (8)	0.27%	30,000 (8)
E.Z.D. Ltd. 9 Ahad Ha'am, Shalom Tower, 26 floor, P.O.Box 29161, Tel Aviv 61291, Israel	22,500 (9)	0.20%	22,500 (9)
Tate Capital Partners Fund, LLC 3600 Minnesota Drive, Suite 525, Minneapolis, MN 55435	189,874 (10)	1.69%	189,874 (10)
Iroquois Capital LP 641 Lexington Ave., 26th floor, NY, NY 10022	712,025 (11)	6.34%	712,025 (11)
Omicron Master Trust 810 Seventh Ave, 39th Floor, New York, NY 10019	212,279 (12)	1.89%	212,279 (12)
Pandora Select Partners LP 3033 Excelsior Blvd., Suite 300, Minneapolis, MN 55416	949,367 (13)	8.49%	949,367 (13)
WPG Select Technology Fund LP 909 Third Avenue 32nd Floor New York, NY 10022	67,712 (14)	0.60%	67,712 (14)

WPG Select Technology Overseas 909 Third Avenue 32nd Floor New York, NY 10022	290,680 (15)	2.59%	290,680 (15)
WPG Select Technology QP 909 Third Avenue 32nd Floor New York, NY 10022	233,876 (16)	2.08%	233,876 (16)
Sophrosyne Technology Partners LP c/o Goldman Sachs & Co. One New York Plaza New York, NY 10004	79,524 (17)	0.71%	79,524 (17)
CRT Capital Group LLC 262 Harbor Drive Stamford Connecticut 06902	277,576 (18)	2.47%	277,576 (18)
Smithfield Fiduciary LLC c/o Highbridge Capital Management LLC, 9 West 57th Street, 27th floor, New York, NY 10019	237,341 (19)	2.11%	237,341 (19)
Jacob Kestenboum 14 Ne'eman Boulevard, Tel Aviv, Israel	16,613 (20)	0.15%	16,613 (20)
Omega Trading S.A. Dzerbenes STR 14C, Riga LV-1006, Latvia	66,455 (21)	0.59%	66,455 (21)
Moshe Gerera 4 Rimalt St., Ramat Gan, Israel	11,867 (22)	0.11%	11,867 (22)
Moti Berkovitch 216 Jaffa St., Jerusalem, Israel	56,961 (23)	0.51%	56,961 (23)
Appletec Ltd. 2 Granit st., Mitzpeh Sapir Industrial Ceter, Zur Yigal, Israel	23,734 (24)	0.21%	23,734 (24)
Zeto Investment c/o Oded Ungar, Adv., 5 Tarphon St., Bnei Brak, 51420, Israel	56,962 (25)	0.51%	56,962 (25)
Roni Aldor 8 Chilu St., Tel Aviv 69547, Israel	10,681 (26)	0.10%	10, 681 (26)
Charter TiS L.L.C. 2711 Centerville Road Wilmington, DE 19808	2,000,000 (27)	17.82%	2,000,000 (27)

Izhak Nakar Romanili 4, Shikun Dan, Tel Aviv, Israel	364,174 (28)(29)	3.25%	339,174 (29)
Rockmore Investment Master Fund, Ltd. c/o Rockmore Capital LLC 150 East 58th Street, 28th Floor New York, NY 100155	25,061 (30)	0.22%	25,061 (30)

*Unless otherwise indicated in the footnotes, the selling shareholder is a natural person who exercises sole or shares voting and dispositive power with respect to the shares in the table above.

**The following applies to the warrants referenced in the footnotes: The warrants are exercisable within 60 days at an exercise price of $4.26 per share. However, the warrants contain a provision preventing a holder from exercising a warrant where the exercise would result in such holder beneficially owning more than 4.999% of our outstanding ordinary shares. Accordingly, no selling shareholder could be rendered a beneficial holder of more than 4.999% of our ordinary shares solely because of shares issuable to such shareholder upon exercise of such warrants held by the holder.

(1)     Consisting of 15,816 shares issued in a private placement on September 24, 2004 and 7,909 shares issuable upon exercise of warrants issued in connection therewith.

(2)     Consisting of 23,727 shares issued in a private placement on September 24, 2004 and 11,864 shares issuable upon exercise of warrants issued in connection therewith.

(3)     Consisting of 31,632 shares issued in a private placement on September 24, 2004 and 15, 817 shares issuable upon exercise of warrants issued in connection therewith.

(4)     Consisting of 31,640 shares issued in a private placement on September 24, 2004 and 15,821 shares issuable upon exercise of warrants issued in connection therewith. Clear Mountain Holdings Inc. has informed us that is held by the Fielding Trust, a Gibraltar discretionary trust. The trustee is Line Trust Corporation Limited which holds the voting and dispositive positive power with respect to the shares held by Clear Mountain. The directors of the trust are P.C. Montigrifo, P.I. Montifgrifo, R. Moss, D. Reoch, M. Anahory and G. Licudi.

(5)     Consisting of 15,816 shares issued in a private placement on September 24, 2004 and 7,909 shares issuable upon exercise of warrants issued in connection therewith.

(6)     Consisting of 10,000 shares issued in a private placement on September 24, 2004 and 5,000 shares issuable upon exercise of warrants issued in connection therewith. Tzvi Lubetsky, Emmanual Kook and David Weisberg have voting and dispositive powers over the ordinary shares held by Israel Brokerage and Investments.

(7)     Consisting of 15,000 shares issued in a private placement on September 24, 2004 and 7,500 shares issuable upon exercise of warrants issued in connection therewith. Gachelet is a company publicly traded in Israel on the Tel Aviv Stock Exchange. Gachelet’s primary shareholders are Tzvi Lubetsky, Emmanual Kook and David Weisberg.

(8)     Consisting of 20,000 shares issued in a private placement on September 24, 2004 and 10,000 shares issuable upon exercise of warrants issued in connection therewith. Voting and dispositive powers over the shares held by D. Tomay are held by Anat Tenne.

(9)     Consisting of 15,000 shares issued in a private placement on September 24, 2004 and 7,500 shares issuable upon exercise of warrants issued in connection therewith. Tzvi Lubetsky, Emmanual Kook and David Weisberg have voting and dispositive powers over the ordinary shares held by E.Z.D.

(10)     Consisting of 126,582 shares issued in a private placement on September 24, 2004 and 63,292 shares issuable upon exercise of warrants issued in connection therewith. Tate Capital Partners Fund, LLC has informed us that the managing member of Tate Capital Partners Fund, LLC is Tate Capital Partners, LLC. The managing member of Tate Capital Partners, LLC is Tate Capital Management LLC. The managing member of Tate Capital Management, LLC is Kurtis J. Winters. As managing member of Tate Capital Management, LLC, Mr. Winters may be deemed to have voting and dispositive powers with respect to the securities to be offered. Mr. Winters disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein.

(11)     Consisting of 474,683 shares issued in a private placement on September 24, 2004 and 237,342 shares issuable upon exercise of warrants issued in connection therewith. Iroquois Capital LP has informed us that Joshua Silverman has voting control and investment discretion over the ordinary shares held by Iroquois Capital LP. Mr. Silverman disclaims beneficial ownership of the securities held by Iroquois Capital LP. Because of the limitation on exercise of the warrants, Iroquois may not exercise its warrants until such point in time that after the exercise, Iroquois would not beneficially own more than 4.999% of our ordinary shares.

(12)     Consisting of 158,226 shares issued in a private placement on September 24, 2004 and 54,053 shares issuable upon exercise of warrants issued in connection therewith. Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), has informed us that it serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of October 18, 2006, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(13)     Consisting of 632,911 shares issued in a private placement on September 24, 2004 and 316,456 shares issuable upon exercise of warrants issued in connection therewith. Pandora Partners LP has informed us that is a beneficial owner of Pandora Select Partners LP. The general partner and investment manager of Pandora Select Partners, LP is Pandora Select Advisors, LLC. The managing member of Pandora Select Advisors, LLP is AJR Financial, LLC. The managing member of AJR Financial, LLC is Andrew J. Redleaf. As managing member of AJR Financial, LLC, Mr. Redleaf may be deemed to have voting and dispositive powers with respect to the securities to be offered. Mr. Redleaf disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. Because of the limitation on exercise of the warrants, Pandora may not exercise its warrants until such point in time that after the exercise, Pandora would not beneficially own more than 4.999% of our ordinary shares.

(14)     Consisting of 67,712 shares issued in a private placement on September 24, 2004. Robeco USA, L.L.C. has informed us that as of October 18, 2006, it is the sole member of the general partner of WPG Select Technology Fund, WPG Select Technology Overseas and WPG Select Technology QP Fund, and that Daniel Vandivort has voting and investment control over the securities held by such entities.  Robeco USA, L.L.C. has informed us it is affiliated with Robeco Securities, L.L.C., a registered broker dealer. Robeco USA, L.L.C. has informed us that each of WPG Select Technology Fund, WPG Select Technology Overseas and WPG Select Technology QP Fund acquired the shares being registered for resale under the registration statement of which this prospectus is a part in the ordinary course of business, and at the time of the purchase of those shares had no agreements, plans, arrangements or understandings, directly or indirectly, with any person to distribute the shares.

(15)     Consisting of 290,680 shares issued in a private placement on September 24, 2004. Robeco USA, L.L.C. has informed us that as of October 18, 2006, it is the sole member of the general partner of WPG Select Technology Fund, WPG Select Technology Overseas and WPG Select Technology QP Fund, and that Daniel Vandivort has voting and investment control over the securities held by such entities.  Robeco USA, L.L.C. has informed us it is affiliated with Robeco Securities, L.L.C., a registered broker dealer. Robeco USA, L.L.C. has informed us that each of WPG Select Technology Fund, WPG Select Technology Overseas and WPG Select Technology QP Fund acquired the shares being registered for resale under the registration statement of which this prospectus is a part in the ordinary course of business, and at the time of the purchase of those shares had no agreements, plans, arrangements or understandings, directly or indirectly, with any person to distribute the shares.

(16)     Consisting of 233,876 shares issued in a private placement on September 24, 2004. Robeco USA, L.L.C. has informed us that as of October 18, 2006, it is the sole member of the general partner of WPG Select Technology Fund, WPG Select Technology Overseas and WPG Select Technology QP Fund, and that Daniel Vandivort has voting and investment control over the securities held by such entities.  Robeco USA, L.L.C. has informed us it is affiliated with Robeco Securities, L.L.C., a registered broker dealer. Robeco USA, L.L.C. has informed us that each of WPG Select Technology Fund, WPG Select Technology Overseas and WPG Select Technology QP Fund acquired the shares being registered for resale under the registration statement of which this prospectus is a part in the ordinary course of business, and at the time of the purchase of those shares had no agreements, plans, arrangements or understandings, directly or indirectly, with any person to distribute the shares.

(17)     Consisting as of October 18, 2006, of  38,880 shares issuable upon the exercise of a warrant transferred from WPG Select Technology QP on in 2006, and 40,644 shares transferred to Sophrosyne from WPG Select Technology QP in a private transfer in 2006. Sophrosyne has informed us that Ben Taylor is deemed to have voting and dispositive powers with respect to the securities to be offered by Sophrosyne.

(18)     Consisting as of October 18, 2006, of  277,576 shares issuable upon the exercise of a warrant purchased from WPG Select Technology QP in 2006. CRT Capital Group LLC has informed us that J. Christopher Young and C. Michael Vaughn Jr are deemed to have voting and dispositive powers with respect to the securities to be offered on behalf of CRT Capital Group, LLC.

(19)     Consisting of 158,227 shares issued in a private placement on September 24, 2004 and 79,114 shares issuable upon exercise of warrants issued in connection therewith. Highbridge Capital Management, LLC has informed us that it is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Each of Highbridge Capital Management, LLC, Glen Dubin, and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(20)     Consisting of 11,075 shares issued in a private placement on September 24, 2004 and 5,538 shares issuable upon exercise of warrants issued in connection therewith.

(21)     Consisting of 44,303 shares issued in a private placement on September 24, 2004 and 22,152 shares issuable upon exercise of warrants issued in connection therewith. Avi Shaked is the beneficial owner of Omega.

(22)     Consisting of 7,911 shares issued in a private placement on September 24, 2004 and 3,956 shares issuable upon exercise of warrants issued in connection therewith.

(23)     Consisting of 37,974 shares issued in a private placement on September 24, 2004 and 18,987 shares issuable upon exercise of warrants issued in connection therewith.

(24)     Consisting of 15,822 shares issued in a private placement on September 24, 2004 and 7,912 shares issuable upon exercise of warrants issued in connection therewith. Appletec is beneficially owned 99% by Aaron Applebaum and 1% by Dina Applebaum.

(25)     Consisting of 37,974 shares issued in a private placement on September 24, 2004 and 18,988 shares issuable upon exercise of warrants issued in connection therewith. Dispositive and voting power over the shares held by Zeto Investment is held by Aryeh Weber and Erez Madmon.

(26)     Consisting of 7,120 shares issued in a private placement on September 24, 2004 and 3,561 shares issuable upon exercise of warrants issued in connection therewith.

(27)     Consisting of shares acquired in a private placement on May 8, 2000. William M. Landuyt is one of directors and Phyllis Haberman was a prior director; both are officers of Charterhouse. Mr. Landuyt and Ms. Haberman disclaim beneficial ownership of the shares owned by Charter Tis L.L.C.

(28)     Includes 25,000 shares issuable upon exercise of options held by Mr. Nakar.

(29)     Consisting of 59,174 shares held in Mr. Nakar’s name and 280,000 shares held by Nir 4 You Technologies Ltd., an Israeli company beneficially owned by Mr. Nakar and members of his immediate family. Mr. Nakar founded TiS and served as its Chief Executive Officer from inception until December 2001. He has been a director of TiS since 1991.

(30)     Consisting as of October 18, 2006 of 25,061 shares issuable upon the exercise of a warrant held by Rockmore Investment Master Fund, Ltd. The warrant was transferred to Rockmore by Omicron Master Trust in a private transaction in 2006. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of October 18, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

Dilution

        Shareholders of TiS will not suffer dilution from the sale by the selling shareholders of the shares currently owned by them, because such shares already are outstanding. However, if the selling shareholders exercise the warrants held by them, shareholders of TiS could suffer dilution upon such exercise.

Expenses of the Issue

        The following statement sets forth the estimated expenses in connection with the offering described in the registration statement (all of which will be borne by us).

Securities and Exchange Commission Fee	$2,379
Accountants' Fees and Expenses	$10,000
Legal Fees and Expenses	$12,000
TOTAL	$24,379

VALIDITY OF SECURITIES

        The validity of the ordinary shares, including the ordinary shares issuable upon exercise of the warrants, will be passed upon for us by Ben Zvi Koren, our Israeli counsel.

EXPERTS

        The consolidated financial statements of Top Image Systems Ltd. as of December 31, 2005, and for the year ended December 31, 2005, incorporated by reference in this Prospectus and Registration Statement, have been audited by Kost Forer Gabbay & Kasierer, independent registered public accounting firm, a member of Ernst & Young Global, as set forth in their report incorporated by reference elsewhere herein. The financial statements referred to above are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

        Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, a substantial number of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because our principal assets and a substantial number of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

        We believe there is doubt concerning the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter, including a monetary or compensatory judgment in a non-civil matter, obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel. The rules of private international law currently prevailing in Israel do not prohibit the enforcement of a judgment by Israeli courts provided that:

—	the judgment is enforceable in the state in which it was given;

—	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

—	the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the state of Israel;

—	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

—	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

—	the laws of the jurisdiction in which the judgment was given do not prevent the enforcement of judgments issued by a court of competent jurisdiction in Israel;

        We have irrevocably appointed TIS America, Inc. as our agent to receive service of process in any action against us in any competent court of the United States arising out of this offering or any purchase or sale of securities in connection with this offering.

        If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. A common practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at an annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

        We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933 with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports with the SEC, including annual reports on Form 20-F, which we are required to file by June 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders. The registration statement on Form F-3 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 100 F Street, N.E., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov). You can find additional information about us at our website, www.topimagesystems.com . The information contained on, or linked from, our website is not a part of this prospectus.

        As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. In addition, our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to “incorporate by reference” the information we file with or submit to it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with or submitted to the SEC will update and supersede this information. We incorporate by reference into this prospectus the documents listed below:

—	The Company’s Annual Report on Form 20-F for the year ended December 31, 2005, filed March 28, 2006;

—	The Company's Report on Form 6-K, filed May 11, 2006;

—	The Company's Report on Form 6-K filed August 8, 2006; and

—	The Company’s Report on Form 6-K filed November 2, 2006.

        In addition, all amendments to the foregoing reports and all subsequent annual reports on Form 20-F and any reports on Form 6-K subsequently furnished to the SEC or portions thereof that we specifically identify in such Forms 6-K as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or furnishing of such documents.

        As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document.

        We will deliver to each person (including any beneficial owner) to whom this prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to the requester. Requests should be directed to: Top Image Systems Ltd., 2 Habarzel Street, Ramat Hahayal, Tel Aviv 69710, Israel, Attention: Alon Greenberg, Controller.

        You should rely only on the information contained in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

6,125,713 Shares

Top Image Systems Ltd.

PROSPECTUS

Ordinary Shares

November , 2006

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Israeli Companies Law provides that an Israeli company cannot exempt an officer from liability with respect to a breach of his fiduciary responsibilities. While the Companies Ordinance, in effect through 1999, provided that an Israeli company could not exempt an officer from liability with respect to a breach of his duty of care or his duty of loyalty, the Israeli Companies Law now permits such exemption of the duty of care if formulated in accordance with such law. The Israeli Companies Law also permits entitling an office holder to indemnification subject to certain conditions. In the shareholders’ meeting on December 18, 2003, the Company adopted new Articles of Association which allow for insurance and indemnification for office holders for future liabilities. At the same meeting, the shareholders approved indemnification of the officers and directors of the Company, in the form described herein.

        The procurement of director and officer liability insurance or the provision of any such indemnification, as the case may be, must be approved by our Audit Committee and otherwise as required by law. We may not indemnify an office holder or enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of the following: (i) a breach by the office holder of his duty of care if such breach was done intentionally or in disregard of the circumstances of the breach of its consequences; (ii) a breach by the office holder of his duty of loyalty unless he acted in good faith and had a reasonable basis to believe that his act or omission would not prejudice our interests; (iii) any act or omission done with the intent to derive an illegal personal benefit; or (iv) any fine levied against the office holder as a result of a criminal offense.

        Currently, we hold an insurance policy for our office holders that provides coverage limited to $10,000,000 in aggregate for the policy period, ending on December 31, 2006.

ITEM 9. EXHIBITS

Number	Description

4.1	Registration Rights Agreement, dated as of May 8, 2000, among the Company, Charter-TIS LLC and Izhak Nakar (incorporated by reference to exhibit 3.33 to the Company’s annual report on Form 20-F for the year ended December 31, 2000).

4.2	Securities Purchase Agreement between the Company and the Purchasers named therein, dated as of June 10, 2004 (incorporated by reference to exhibit 99.3 to the Company’s current report on Form 6-K filed June 10, 2004).

4.3	Form of Warrant issuable in connection with the Securities Purchase Agreement between the Company and the Purchasers named therein, dated as of June 10, 2004 (incorporated by reference to exhibit 99.2 to the Company’s current report on Form 6-K filed June 10, 2004).

4.4	Top Image Systems Ltd. Employee Share Option Plan (2000) (incorporated by reference to exhibit 4.1 to the Company registration statement on Form S-8 filed on December 19, 2002).

4.5	Form of Stock Option Agreement covering grants to individuals dated August 20, 1996 (incorporated by reference to exhibit 10.2 to the Company’s Registration Statement on Form S-8 (registration number 333-11560)).

4.6	Preemptive Rights Agreement, dated as of May 8, 2000, between the Company and Izhak Nakar (incorporated by reference to exhibit 3.34 to the Company’s annual report on Form 20-F for the year ended December 31, 2000).

4.7	Top Image Systems Ltd. Israeli Share Option Plan (2003) (incorporated by reference to exhibit 4.48 to the Company’s annual report on Form 20-F for the year ended December 31, 2003).

5.1	Opinion of Ben Zvi Koren regarding legality (previously filed).

23.1	Consent of Kost, Forer Gabbay and Kasierer - member of Ernst & Young Global.

23.3	Consent of Ben Zvi Koren - included in Exhibit 5.1.

24.1	Power of attorney (previously filed).

ITEM 10. UNDERTAKINGS

(a)     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1)(i), (a) (1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)        To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering; provided, however, that this Paragraph (4) shall not apply to the extent that such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B under the Securities Act of 1933:

    (A)        Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (B)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

    (ii)        If the registrant is subject to Rule 430C under the Securities Act of 1933, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

    (6)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers and controlling persons of the registrant pursuant to the provisions described under “Item 8. Indemnification of Directors and Officers” above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel, on November 2, 2006.

Top Image Systems Ltd. By: /s/ Ido Schechter —————————————— Ido Schechter Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

* —————————————— Izhak Nakar Chairman of the Board Date: November 2, 2006

/s/ Ido Schechter —————————————— Ido Schechter Chief Executive Officer (director and principal executive officer) Date: November 2, 2006

/s/ Arie Rand —————————————— Arie Rand Chief Financial Officer (principal financial and accounting officer) Date: November 2, 2006

* —————————————— Victor Halpert Director Date: November 2, 2006

* —————————————— Zamir Bar Zion Director Date: November 2, 2006

* —————————————— Elie Housman Director Date: November 2, 2006

* —————————————— Yehezkel Yeshurun Director Date: November 2, 2006

* —————————————— William Landuyt Director Date: November 2, 2006

Authorized Representative in the United States: TIS America, Inc. By: /s/ Ido Schechter —————————————— Ido Schechter Chief Executive Officer Date: November 2, 2006

*By: /s/ Ido Schechter —————————————— Ido Schechter Attorney in Fact